EXHIBIT 99.3

VASCO Announces Acquisition of Unified Threat Management Appliance Vendor Able N.V.

Able’s Unified Threat Management Products and Technologies Expand and Strengthen VASCO’s Enterprise Security Offerings; Adds Substantial Depth to Engineering Capability

OAKBROOK TERRACE, Ill., and BRUSSELS, Belgium, October 26, 2006 - VASCO Data Security International, Inc. (NASDAQ: VDSI), (www.vasco.com ), the global number one vendor of strong user authentication products, today announced its acquisition of Unified Threat Management (UTM) specialist Able N.V. of Mechelen, Belgium. VASCO acquired all of the stock of Able N.V., in exchange for cash consideration of Euro 5 million ($ 6.3 million U.S. dollars using the exchange rate at the date of close). The acquisition was financed completely from VASCO’s cash and is not expected to have a significant impact on earnings in fiscal 2007

Able is a profitable, privately-owned Unified Threat Management software company with a customer base existing of large corporations and Small and Medium Sized Enterprises (SME’s). Able generated revenues of approximately Euro 1.5 million in 2005.

With the acquisition of Able, VASCO expands and strengthens its product line and position in the unified threat management market for large, medium and small sized companies. A key asset of Able is its ability to manage, maintain and upgrade all of the deployed systems centrally, without local physical intervention. This enhances the scalability of the appliance solution. Able’s product line already supports VASCO’s VACMAN Controller and is a good fit with VASCO’s strong authentication strategy. With the addition of Able’s products and technical expertise, VASCO takes an important step forward in the Enterprise Security market.

Able’s key product is the award winning aXs GUARD appliance. aXs GUARD is an all-in-1 solution (21 different applications in one) for Internet communications and security. aXs GUARD consists of different modules, including Digipass strong user authentication, VPN, firewall, anti-virus, hacker detection, statistics & reporting, content scanning and more. Situated between a company’s LAN and the Internet, aXs GUARD comprises a mix of hardware, software and support. The product is completely customizable, making it an affordable solution to SME’s and large organizations alike. aXs GUARD centrally manages and secures surfing, e-mail, VPN connections between subsidiaries and for home workers, website hosting, etc., while protecting against viruses and other risks from the Internet.

“We believe that the UTM market will grow significantly in the coming years and we believe that Able’s product line will enable VASCO to win a substantial part of the SME market,” said Ken Hunt, VASCO’s Founder, Chairman and CEO. “During our January Press and Investor Meeting in New York, we announced our new product strategy, turning VASCO into the “Full Option, All-Terrain Authentication Company. The acquisition of Able fits perfectly in this strategy. The addition of Able will also strengthen VASCO’s position in the Enterprise Security market substantially by adding 1,000 Able customers to its installed base of almost 3,000 companies”

“Able is a valuable addition to VASCO’s quickly growing product offering for the Enterprise Security market,” said Jan Valcke, VASCO’s President and COO. “We acquired Able because of its complementary product suite and the fit of its business culture. With Able, we are putting our authentication products in a broader perspective. Able’s existing products will be marketed by VASCO’s worldwide indirect sales network, thus creating added revenue and profitability. In a later phase, the cross fertilization between VASCO and Able will result in new products for the Enterprise Security market. We expect that the integration of Able’s products and people will go smoothly. “

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“The Enterprise Security market is growing rapidly worldwide,” said Alex Ongena, Founder and CEO of Able. “In order to be able to take advantage of new opportunities in the market, Able has looked for a strong, global partner. VASCO, as worldwide leader in authentication, was an ideal candidate. I am convinced that the combination of the experience, market vision, R&D capacity and extended product range of both companies will allow them to be successful all over the world.”

About VASCO: VASCO designs, develops, markets and supports patented user authentication products for the financial world, remote access, e-business and e-commerce. VASCO’s user authentication software is delivered via its Digipass hardware and software security products. With over 28 million Digipass products sold and delivered, VASCO has established itself as a world-leader for strong User Authentication with over 550 international financial institutions and approx. 3,300 blue-chip corporations and governments located in more than 100 countries.

Forward Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believes,” “anticipates,” “plans,” “expects,” and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to the Company’s public filings with the US Securities and Exchange Commission for further information regarding the Company and its operations.

For more information contact:

Jochem Binst, +32 2 609 9740, jbinst@vasco.com <mailto:jbinst@vasco.com>

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